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                        TABLE OF CONTENTS
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ARTICLE 1
DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.1    Definitions. . . . . . . . . . . . . . . . . . . . .  1

ARTICLE 2
PURCHASE AND SALE OF SHARES. . . . . . . . . . . . . . . . . . .  4
     2.1    Purchase and Sale Obligation . . . . . . . . . . . .  4
     2.2    Price. . . . . . . . . . . . . . . . . . . . . . . .  4
     2.3    Payments . . . . . . . . . . . . . . . . . . . . . .  4
            2.3.1     Closing Payment. . . . . . . . . . . . . .  4
            2.3.2     Terms. . . . . . . . . . . . . . . . . . .  5
     2.4    Closing. . . . . . . . . . . . . . . . . . . . . . .  5
     2.5    Preparation of Audited Financials. . . . . . . . . .  5
     2.6    STS Contract . . . . . . . . . . . . . . . . . . . .  5

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . .  6
     3.1    Ownership of Shares. . . . . . . . . . . . . . . . .  6
     3.2    Authorization. . . . . . . . . . . . . . . . . . . .  6
     3.3    Organization . . . . . . . . . . . . . . . . . . . .  6
     3.4    Capitalization . . . . . . . . . . . . . . . . . . .  7
     3.5    Investments in Others. . . . . . . . . . . . . . . .  7
     3.6    Compliance with Law and Other Instruments. . . . . .  7
     3.7    Financial Statements . . . . . . . . . . . . . . . .  8
     3.8    Absence of Undisclosed Liabilities . . . . . . . . .  8
     3.9    Tax Returns and Payments . . . . . . . . . . . . . .  8
     3.10   Absence of Certain Changes and Events. . . . . . . .  9
     3.11   Accounts Receivable. . . . . . . . . . . . . . . . . 10
     3.12   Inventories. . . . . . . . . . . . . . . . . . . . . 10
     3.13   Interests in Real Property . . . . . . . . . . . . . 10
     3.14   Personal Property. . . . . . . . . . . . . . . . . . 11
     3.15   Directors and Officers . . . . . . . . . . . . . . . 11
     3.16   Certain Transactions . . . . . . . . . . . . . . . . 11
     3.17   Patents, Trademarks, Etc.. . . . . . . . . . . . . . 11
     3.18   Litigation and Other Proceedings . . . . . . . . . . 12
     3.19   Contracts. . . . . . . . . . . . . . . . . . . . . . 12
     3.20   Insurance and Banking Facilities . . . . . . . . . . 13
     3.21   Personnel. . . . . . . . . . . . . . . . . . . . . . 13
     3.22   Powers of Attorney and Suretyships . . . . . . . . . 14
     3.23   Minutes and Stock Records. . . . . . . . . . . . . . 14
     3.24   Governmental Consents. . . . . . . . . . . . . . . . 14
     3.25   Product Warranties . . . . . . . . . . . . . . . . . 15
     3.26   Compliance with ERISA. . . . . . . . . . . . . . . . 15
     3.27   Labor Matters. . . . . . . . . . . . . . . . . . . . 16
     3.28   Hazardous Materials. . . . . . . . . . . . . . . . . 16


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     3.29   Backlog. . . . . . . . . . . . . . . . . . . . . . . 18
     3.30   Brokers and Finders. . . . . . . . . . . . . . . . . 18
     3.31   Property Taxes . . . . . . . . . . . . . . . . . . . 19
     3.32   Accuracy of Documents and Information. . . . . . . . 19
     3.33   Collapsible Corporation; Parachute Payments. . . . . 19
     3.34   Commitments. . . . . . . . . . . . . . . . . . . . . 19
     3.35   Liabilities to Government Agencies . . . . . . . . . 20

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . . . . . . . 20
     4.1    Organization . . . . . . . . . . . . . . . . . . . . 20
     4.2    Compliance with Law and Other Instruments. . . . . . 20
     4.3    Authorization. . . . . . . . . . . . . . . . . . . . 20
     4.4    Investment Purpose . . . . . . . . . . . . . . . . . 20
     4.5    Brokers and Finders. . . . . . . . . . . . . . . . . 21

ARTICLE 5
CONDITIONS TO THE OBLIGATIONS OF BUYER . . . . . . . . . . . . . 21
     5.1    Representations and Warranties True at Closing . . . 21
     5.2    Performance of Covenants . . . . . . . . . . . . . . 21
     5.3    Certificate. . . . . . . . . . . . . . . . . . . . . 21
     5.4    Opinion of Counsel . . . . . . . . . . . . . . . . . 22
     5.5    Resignations of Directors and Officers . . . . . . . 22
     5.6    Consents . . . . . . . . . . . . . . . . . . . . . . 22
     5.7    Good Standing Certificates . . . . . . . . . . . . . 22
     5.8    Assignment and Assumption Agreement. . . . . . . . . 22
     5.9    No Material Adverse Changes. . . . . . . . . . . . . 22
     5.10   Development Agreement. . . . . . . . . . . . . . . . 22
     5.11   Transfer of Shares . . . . . . . . . . . . . . . . . 22
     5.12   Delivery of Audited Financials . . . . . . . . . . . 23
     5.13   Revised Schedules. . . . . . . . . . . . . . . . . . 23
     5.14   Employment Agreements. . . . . . . . . . . . . . . . 23
     5.15   Non-Competition Agreement. . . . . . . . . . . . . . 23

ARTICLE 6
CONDITIONS TO THE OBLIGATIONS OF SELLER. . . . . . . . . . . . . 23
     6.1    Representations and Warranties True at Closing . . . 23
     6.2    Performance of Covenants . . . . . . . . . . . . . . 24
     6.3    Certificate. . . . . . . . . . . . . . . . . . . . . 24
     6.4    Opinion of Counsel . . . . . . . . . . . . . . . . . 24
     6.5    Consents . . . . . . . . . . . . . . . . . . . . . . 24
     6.6    Identification of Certain Employees. . . . . . . . . 24
     6.7    Development Agreement. . . . . . . . . . . . . . . . 24
     6.8    Delivery of Audited Financials . . . . . . . . . . . 24


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ARTICLE 7
COVENANTS OF SELLER. . . . . . . . . . . . . . . . . . . . . . . 25
     7.1    Audited Financials . . . . . . . . . . . . . . . . . 25
     7.2    Access to Properties and Records . . . . . . . . . . 25
     7.3    Conduct of Business Prior to Closing . . . . . . . . 25
     7.4    Notice of Events . . . . . . . . . . . . . . . . . . 27
     7.5    Employee Stock Options . . . . . . . . . . . . . . . 27
     7.6    RFM Work for Seller. . . . . . . . . . . . . . . . . 27
     7.7    Cooperation. . . . . . . . . . . . . . . . . . . . . 27
     7.8    Employees. . . . . . . . . . . . . . . . . . . . . . 28
     7.9    Best Efforts to Close. . . . . . . . . . . . . . . . 28
     7.10   Transfer of Certain ATM Business . . . . . . . . . . 28
     7.11   Seller Loans . . . . . . . . . . . . . . . . . . . . 28

ARTICLE 8
COVENANTS OF BUYER . . . . . . . . . . . . . . . . . . . . . . . 29
     8.1    Cooperation in Filings . . . . . . . . . . . . . . . 29
     8.2    Employee Benefits. . . . . . . . . . . . . . . . . . 29
     8.3    Warranty Repairs . . . . . . . . . . . . . . . . . . 29
     8.4    Best Efforts to Close. . . . . . . . . . . . . . . . 29
     8.5    Collection of Excluded Receivables . . . . . . . . . 29

ARTICLE 9
COVENANTS OF SELLER AND BUYER. . . . . . . . . . . . . . . . . . 30
     9.1    Tax Matters. . . . . . . . . . . . . . . . . . . . . 30
            9.1.1     Tax Elections. . . . . . . . . . . . . . . 30
            9.1.2     Tax Return . . . . . . . . . . . . . . . . 30
     9.2    Insurance. . . . . . . . . . . . . . . . . . . . . . 30
     9.3    Press Releases . . . . . . . . . . . . . . . . . . . 31
     9.4    Confidential Information . . . . . . . . . . . . . . 31

ARTICLE 10
INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . 32
     10.1   Survival of Representations and Warranties . . . . . 32
     10.2   Indemnity. . . . . . . . . . . . . . . . . . . . . . 32
     10.3   Limitations on Losses. . . . . . . . . . . . . . . . 33
     10.4   Notice of Claims; Procedures . . . . . . . . . . . . 34

ARTICLE 11
MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . 35
     11.1   Expenses . . . . . . . . . . . . . . . . . . . . . . 35
     11.2   Amendment. . . . . . . . . . . . . . . . . . . . . . 35
     11.3   Entire Agreement . . . . . . . . . . . . . . . . . . 35
     11.4   Governing Law. . . . . . . . . . . . . . . . . . . . 35
     11.5   Headings . . . . . . . . . . . . . . . . . . . . . . 35
     11.6   Mutual Contribution. . . . . . . . . . . . . . . . . 35
     11.7   Notices. . . . . . . . . . . . . . . . . . . . . . . 36
     11.8   Waiver . . . . . . . . . . . . . . . . . . . . . . . 37


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     11.9   Binding Effect; Assignment . . . . . . . . . . . . . 37
     11.10  No Third Party Beneficiaries . . . . . . . . . . . . 37
     11.11  Counterparts . . . . . . . . . . . . . . . . . . . . 37
     11.12  Further Assurances . . . . . . . . . . . . . . . . . 37
     11.13  Knowledge. . . . . . . . . . . . . . . . . . . . . . 37
     11.14  Termination. . . . . . . . . . . . . . . . . . . . . 37
            11.14.1  Mutual Consent. . . . . . . . . . . . . . . 37
            11.14.2  Failure to Satisfy Conditions Not Waived. . 38
            11.14.3  Closing Has Not Occurred. . . . . . . . . . 38
     11.15     Arbitration and Procedure . . . . . . . . . . . . 38


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                    STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT ("Agreement") is dated as of March 31, 1996, and is entered into by and between STM WIRELESS INC., a Delaware corporation ("Seller") and REMEC, INC., a California corporation ("Buyer").
                         R E C I T A L S
     Seller owns all of the outstanding shares of capital stock (the "Shares") of RF Microsystems, Inc. ("RFM"), a California corporation. Buyer desires to purchase, and Seller desires to sell, the RFM Shares.

     THE PARTIES AGREE AS FOLLOWS:

                                ARTICLE 1

                               DEFINITIONS

     1.1 DEFINITIONS. The terms defined in this Article 1, whenever used herein, shall have the following meanings for all purposes of this Agreement:

          "Affiliate" means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with a party. For purposes of this paragraph "control" shall mean
(a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities, director or indirect ownership of at least fifty percent (50%) of the equity interest, with a power to direct the management and policies of such non-corporate entities.

          "Audited Balance Sheet" means the balance sheet included in the Audited Financials.


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          "Audited Financials" shall mean the financial statements of RFM referred to and prepared in accordance with Section 2.5 of this Agreement.

          "Adjusted Audited March Net Worth" means (i) total assets of RFM reflected on the Audited Balance Sheet, excluding inventory and Excluded Receivables, minus (ii) total liabilities of RFM reflected on the Audited Balance Sheet, excluding warranty reserve.

          "Closing Payment" has the meaning ascribed in Section 2.3.1 of this Agreement.

          "Closing" means the purchase of the Shares by Buyer from Seller and the transfer of title to the Shares from Seller to Buyer.

          "Closing Date" means the date the Closing takes place.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Development Agreement" shall mean the Development, Manufacturing and Product Supply Agreement attached as Exhibit 5.10 to the Disclosure Letter.

          "Disclosure Letter" means the Disclosure Letter between the Buyer and Seller of even date herewith.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Excluded Receivables" shall mean amounts, whether billed or unbilled, related to purchase orders from NRAD-EAST and Eagan McAllister totalling $362,879.

          "February Balance Sheet" means the balance sheet of RFM included in the February Financials.

          "February Financials" means the unaudited financial statements of RFM for the two months ended February 29, 1996, containing a balance sheet at February 29, 1996 and statement of operations for the two months ended February 29, 1996, which are attached as part of Schedule 3.7 of the Disclosure Letter.


                                       2

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          "GAAP" means generally accepted accounting principles and practices as promulgated by the Accounting Research Board, Accounting Principles Board and Financial Accounting Standards Board or any superseding or supplemental documentation of equal authority promulgating generally accepted accounting principles and practices, all as in effect from time to time.

          "Hazardous Material" means any material, substance, waste or component thereof which is identified to be "hazardous" or "toxic" or otherwise poses an actual or potential risk to public health and safety or to the environment by virtue of being actually or potentially toxic, corrosive, bioaccumulative, reactive, ignitable, radioactive, infectious or otherwise harmful to public health and safety or the environment, the handling or disposal of, or exposure to which, is regulated under any applicable United States federal, state or local environmental or health and safety law, rule or regulation.

          "Prior Years Financials" means the unaudited financial statements of RFM for the three fiscal years ended December 31, 1995, containing balance sheets at December 31, 1993, 1994 and 1995 and statements of operation for the three years ended December 31, 1995 in the form previously provided to Buyer.

          "Shares" means all of the RFM Shares.

          "Subsidiaries" means, for any corporation, any other corporation or other entity in which such corporation beneficially owns, directly or indirectly, fifty percent or more of any class of outstanding capital stock (or other similar interests in a partnership or other entity).

          "Technology Agreement" shall mean the Technology Purchase Agreement among Seller, RFM and Buyer dated concurrently herewith.


                                       3

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                            ARTICLE 2

                   PURCHASE AND SALE OF SHARES

     2.1 PURCHASE AND SALE OBLIGATION. Seller shall sell the Shares to Buyer, and Buyer shall purchase the Shares from Seller, on the terms and conditions contained in this Agreement.

     2.2 PRICE. The price which Buyer shall pay to the Seller for the Shares shall be $3,500,000, adjusted as set forth in 2.2.1 and 2.2.2, provided that if the amount of the adjustment with respect to Section 2.2.1 does not exceed $100,000, no adjustment shall be made pursuant to Section 2.2.1:

          2.2.1 increased to the extent that the Adjusted Audited March Net Worth exceeds $594,578 or decreased to the extent that the Adjusted Audited March Net Worth is less than $594,578.

          2.2.2 increased or decreased in an amount equal to the increase or decrease, respectively, in inventories from the February Balance Sheet to the Audited Balance Sheet (excluding from each such balance sheet the inventories transferred to Seller pursuant to the Assignment and Assumption Agreement) with inventories calculated in accordance with current RFM inventory policies.

          The amounts in Sections 2.2.1 and 2.2.2 above shall be computed by Ernst & Young LLP at the expense of Buyer, which calculation shall be delivered to Buyer and Seller with the Audited Financials.

     2.3  PAYMENTS.  Buyer shall make payments to Seller as follows:

          2.3.1 CLOSING PAYMENT. At the Closing, Buyer shall pay to Seller the price for the Shares as determined in accordance with Section 2.2 (the "Closing Payment"), subject to the adjustment in Section 2.6.


                                       4

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          2.3.2     TERMS.  The Closing Payment shall be made by Buyer to
Seller in same day funds by wire transfer to an account specified by Seller in writing to Buyer not less than three business days prior to the scheduled time of payment.

     2.4 CLOSING. The Closing shall take place on Tuesday, April 30, 1996, at the offices of Buyer, 9404 Chesapeake Drive, San Diego, California, at 10:00 a.m. or at such other date, time or place as the parties may agree.

     2.5 PREPARATION OF AUDITED FINANCIALS. Upon signing of this Agreement, Buyer will instruct Ernst & Young LLP to render an opinion, at Buyer's expense, that the financial statements of RFM at March 31, 1996 and for the three months then ended, consisting of a balance sheet, statement of operations and statement of cash flows, present fairly, in all material respects, the financial position of RFM at March 31, 1996 and the results of its operations and its cash flows in the three months ending March 31, 1996, in conformity with GAAP. Seller may at its option and at its sole cost have KPMG Peat Marwick review and comment upon the Audited Financial Statements prior to completion. In the preparation of the Audited Financials Seller shall cause RFM to exclude all intercompany receivables or liabilities between Seller and RFM.

     2.6 STS CONTRACT. RFM shall effective upon the Closing assign to Seller, and Seller shall assume and be solely responsible for that certain X-Band Converter contract between RFM and Satellite Transmission Systems, Inc. (a complete copy of which has been provided to Buyer), including in that assignment all rights, benefits, duties, liabilities and obligations related thereto, and all inventory of finished products, raw materials, parts and supplies related solely to the performance by RFM under such Purchase Order (collectively the "STS Contract"), in which event the Closing Payment shall be decreased by the book value of the inventory associated with the STS Contract. Notwithstanding the foregoing, Buyer may at its option elect by written notice to Seller on or before the Closing to have RFM retain the STS Contract.


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                            ARTICLE 3

            REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as follows:

     3.1 OWNERSHIP OF SHARES. Seller is the true and lawful owner of all of the Shares free and clear of all claims, liens, security interests, pledges, options and encumbrances, other than restrictions under applicable securities laws.

     3.2 AUTHORIZATION. The execution, delivery and performance of this Agreement by Seller have been duly authorized by all necessary actions of the Board of Directors and stockholders of Seller. This Agreement has been duly executed and delivered by Seller, constitutes the valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms, subject to insolvency, bankruptcy and other laws applicable to creditors rights generally, and subject to the availability of equitable remedies.

     3.3 ORGANIZATION. RFM is a corporation duly incorporated, validly existing and in good standing under the laws of California, and has full power and authority to own or lease its properties and to carry on its business as it is now being conducted. RFM is qualified to conduct business as a foreign corporation in the jurisdictions indicated on Schedule 3.3 to the Disclosure Letter. Schedule 3.3 to the Disclosure Letter lists all states in which RFM owns or leases property or has resident employees. RFM has not received any claim or notice, whether formal or otherwise, from any jurisdiction to the effect that it is or was required to qualify to conduct business, or that a jurisdiction in which it is authorized to conduct business may withdraw such authorization. Seller has caused to be delivered to Buyer complete and correct copies of the charter documents of RFM, as in effect on the date of this Agreement. No action has been taken by the Board of Directors or any holder of capital stock of RFM to amend further such documents, and no such action will be taken before the Closing. RFM has no Subsidiaries.

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     3.4  CAPITALIZATION.  The authorized capital stock of RFM consists of
1,000,000 shares of common stock, no par value per share, of which 1,000 shares are issued and outstanding and held free and clear of any liens or encumbrances by Seller, other than restrictions under applicable securities laws. All of the Shares were duly authorized and validly issued and are fully paid and nonassessable and were issued in compliance with all applicable securities laws. There are no outstanding options, warrants, scrip, rights to acquire or subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of RFM.

     3.5 INVESTMENTS IN OTHERS. Except as shown on Schedule 3.5 to the Disclosure Letter, RFM does not have any investment in or advance or loan to or guarantee of, or any commitment to make any investment in, advance or loan to or guarantee of, any person.

     3.6  COMPLIANCE WITH LAW AND OTHER INSTRUMENTS.  Except as set forth on
Schedule 3.6 to the Disclosure Letter, RFM holds all licenses, permits and authorizations necessary for the lawful conduct of its business as now being conducted pursuant to all applicable statutes, laws, ordinances, rules and regulations of all governmental bodies, agencies and other authorities having jurisdiction over it or any part of its respective operations, and there are no violations or claimed violations by RFM of any such license, permit or authorization or any such statute, law, ordinance, rule or regulation. Except as shown on Schedule 3.6 to the Disclosure Letter, neither the execution and delivery of this Agreement by Seller or RFM, as the case may be, nor the performance by Seller or RFM of any of their respective obligations under this Agreement, will violate any provision of any United States federal, state or local statute, law, ordinance, rule or regulation or any decree or order of any governmental body thereof or will conflict with, result in the breach of any of the material terms or conditions of, constitute a default under, permit any party to accelerate any right under or terminate, constitute a waiver of any material right under,

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require consent of any party under, or result in the creation of any lien, charge or encumbrance upon any of the properties, assets or capital stock of RFM pursuant to, any charter document of RFM or any material agreement, indenture, mortgage, lease, franchise, license, permit, authorization or other similar instrument of any kind to which Seller or RFM is a party or by which Seller or RFM or any of their respective properties or assets are bound.

     3.7 FINANCIAL STATEMENTS. Except as shown on Schedule 3.7 to the Disclosure Letter, each of the Prior Year Financials and the February
Financials: (i) have been prepared in accordance with the books and records of RFM; (ii) fairly present the financial position of RFM as of the dates and for the periods indicated therein; and (iii) have been prepared in accordance with GAAP consistently applied.

     3.8  ABSENCE OF UNDISCLOSED LIABILITIES.  Except as shown on Schedule
3.8 to the Disclosure Letter, RFM does not have any indebtedness and does not have any other liability (absolute, contingent, asserted, unasserted, known or unknown) which is not reflected on or provided for in full on the February Balance Sheet except for liabilities of a nature included in the February Balance Sheet incurred in the ordinary course of business subsequent to the February Balance Sheet. As of the date of the Audited Financials, RFM will not have any liability (absolute, contingent, asserted, unasserted, known or unknown) which will not be reflected on or provided for in full on the Audited Balance Sheet.

     3.9 TAX RETURNS AND PAYMENTS. Except as shown on Schedule 3.9 to the Disclosure Letter, all tax returns, reports and forms required to be filed by, or with respect to any activities or income of, RFM have been or will be timely filed, all such returns are true and correct in all material respects, and all taxes, fees, penalties, interest and other governmental charges of any nature whatsoever which were shown to be due or claimed to be due on such returns, reports and forms or which otherwise may be owed have been paid or adequate provision for the payment thereof has been made. Except as shown on Schedule 3.9 to the Disclosure Letter, Seller has no knowledge of any assessment of deficiency or additional tax or other governmental charge respecting RFM or its business or affairs, or any knowledge of any completed, pending or threatened tax audit or investigation respecting RFM or its business or affairs by any taxing or other governmental authority, and no waivers of statutes of limitations have been requested with respect to any tax or other governmental charge for which RFM may be liable. The amounts provided for taxes on the February Balance Sheet are sufficient and the amounts to be provided for taxes on the Audited Balance Sheet will be sufficient for the payment of all accrued and unpaid U.S. federal, state, provincial, or local taxes, interest, penalties, assessments and deficiencies for all periods prior to the dates of such balance sheets to the extent such taxes are obligations of RFM and not Seller.

     3.10 ABSENCE OF CERTAIN CHANGES AND EVENTS.  Except as shown on Schedule
3.10 to the Disclosure Letter, between February 29, 1996 and the date of this Agreement, there has not been, and prior to the Closing there will not be:

               (i) any transaction entered into by RFM other than in the ordinary course of business or as contemplated by this Agreement, any loss or damage to any of the manufacturing facilities of RFM due to fire or other casualty, whether or not insured, amounting to more than $100,000 in aggregate replacement value; any event that materially and adversely affects the ability of RFM to operate its business as a whole in a manner consistent with the way in which such business has been conducted prior to February 29, 1996 or any change in the financial position, assets, liabilities, results of operations or business of RFM other than changes in the ordinary course of business which in the aggregate have not been materially adverse;

               (ii) any declaration, payment or setting aside of any dividend or other distribution to or for the holder of any capital stock of RFM; or
               (iii) any lawsuit, proceeding or governmental investigation which is likely to have a material adverse effect on the business of RFM.

     3.11 ACCOUNTS RECEIVABLE. The accounts receivable reflected on the February Balance Sheet and to be reflected on the Audited Balance Sheet will be, based on RFM's reasonable judgment and its normal credit review procedures, business practices and GAAP, collectible in accordance with their terms in an amount not less than their aggregate book value. "Aggregate book value", for this purpose, shall mean the recorded amounts of such accounts receivable less any recorded allowance for doubtful accounts, trade allowances and return allowances, all as established in accordance with GAAP consistently applied. The accounts receivable reflected on the February Balance Sheet do not, and to be reflected on the Audited Balance Sheet will not, include Excluded Receivables.

     3.12 INVENTORIES. The consolidated inventories reflected on the February Balance Sheet have been, and those to be reflected on the Audited Balance Sheet will be, valued in accordance with GAAP consistently applied.

     3.13 INTERESTS IN REAL PROPERTY. Schedule 3.13 to the Disclosure Letter comprises a complete and correct list and brief description of all real property leased by RFM on the Closing Date. RFM owns no real property. All real property leases to which RFM is a party are valid and enforceable, and no party thereto is in default of any material provision thereof. Except as shown on Schedule 3.13 to the Disclosure Letter, (i) all improvements and fixtures on real properties leased by RFM conform in all material respects, to Seller's knowledge, to all applicable health, fire, safety, environmental, zoning and building laws and ordinances; and (ii) all materials, buildings, structures and fixtures used by RFM in the conduct of its business are in good operating condition and repair, ordinary wear and tear excepted, and are sufficient for the type and magnitude of their respective operations.

     3.14 PERSONAL PROPERTY. Except as shown on Schedule 3.14 to the Disclosure Letter, RFM has good and marketable title, free and clear of all title defects, security interests, pledges, options, claims, liens, encumbrances and restrictions of any nature whatsoever to all inventory and receivables and to any item of machinery, equipment, or tangible personal property reflected on the February Balance Sheet or used in the business by RFM (regardless of whether reflected on the February Balance Sheet). Except as shown on Schedule 3.14 to the Disclosure Letter, all the machinery, equipment and other tangible personal property listed in such Schedule is in good operating condition and repair, normal wear and tear excepted. Except as set forth in Schedule 3.14 to the Disclosure Letter, at the Closing Date, RFM will possess all of the personal property wherever located used to conduct its business as conducted prior to the Closing.

     3.15 DIRECTORS AND OFFICERS. Schedule 3.15 to the Disclosure Letter comprises a complete and correct list of all present officers and directors of RFM.

     3.16 CERTAIN TRANSACTIONS. Except as shown on Schedule 3.16 to the Disclosure Letter, neither Seller nor RFM nor any of their respective Affiliates, is presently a party to any agreement or arrangement with RFM:
(i) providing for the furnishing of raw materials, products or services to or by, or (ii) providing for the sale or rental of real or personal property to or from, any such entity.

     3.17 PATENTS, TRADEMARKS, ETC. Schedule 3.17 to the Disclosure Letter contains a complete and correct list of all patents, patent applications, trademarks, trademark applications, trade names, service marks, service names, licenses, trade secrets and any other intellectual property rights, and rights in any thereof (insofar as it is practical to list or describe such rights), relating to or used in the business or operations of the business of RFM, all of which are owned by RFM or RFM has the right to use, as the case may be, without, except as disclosed in Schedule 3.17 to the Disclosure Letter, any notice to RFM of any infringement on the rights of others. RFM owns or has the right to use all patents, patent applications, trademarks, trademark applications, trade names, service marks, service names, licenses, trade secrets and any other intellectual property rights, and rights in any thereof, which are used in or are necessary for the conduct of its business in the manner conducted immediately prior to the Closing. To the best of Seller's knowledge, RFM has not infringed and is not infringing upon any patent or other intellectual property rights of others.

     3.18 LITIGATION AND OTHER PROCEEDINGS. Except as shown on Schedule 3.18 to the Disclosure Letter, neither RFM nor any of its officers or directors is a party to any pending or, to the best knowledge of Seller, threatened action, suit, claim, proceeding or investigation in the United States or elsewhere, and RFM is not subject to any order, writ, judgment, decree or injunction which materially adversely affects or might so affect the business of RFM. Schedule 3.18 to the Disclosure Letter contains a complete list of all claims brought against RFM, or pending since December 9, 1993, together with a brief statement of the nature and amount of the claim, the court and jurisdiction in which the claim was brought, the resolution (if resolved), and the availability of insurance to cover the claim.

     3.19 CONTRACTS. Schedule 3.19 to the Disclosure Letter describes, and Seller has caused to be delivered to Buyer complete and correct copies of, all currently effective contracts to which RFM is a party or by which RFM or any of its respective properties or assets are bound which (i) involve the payment or receipt by RFM of more than $25,000 over the remaining term of the contract; (ii) are financing documents, loan agreements or promissory notes;
(iii) are otherwise material to the business of RFM and are not for the purchase or sale of goods or services in the ordinary course of business;
(iv) have a remaining term of more than one year from the date of this Agreement; or (v) are distributorship or other agreements relating to the marketing of products. Except as set forth in Schedule 3.19 to the Disclosure Letter, RFM, and to the best knowledge of Seller, all of the other parties to such agreements, are in compliance with all material provisions of all such agreements and no fact exists which is, or with the passage of time could become, a default under any of them.

     3.20 INSURANCE AND BANKING FACILITIES. Schedule 3.20 to the Disclosure Letter comprises a complete and correct list of (i) all contracts of insurance and indemnity of or relating to RFM (except insurance related to employee benefits) in force at the date of this Agreement (including name of insurer or indemnitor, agent, annual charge, coverage and expiration date);
(ii) the names and locations of all banks in which RFM has accounts; and
(iii) the names of all persons authorized to draw on such accounts. All premiums and other payments due with respect to all contracts of insurance or indemnity in force at the date hereof have been or will be paid, and Seller knows of no circumstance (including without limitation the consummation of the transaction contemplated by this Agreement) which has or might cause any such contract to be canceled or terminated.

     3.21 PERSONNEL. Schedule 3.21 to the Disclosure Letter comprises a complete and correct list of, and Seller has caused Buyer to be furnished with complete and correct copies of (or, if not in writing, a description of the terms of), (i) all employment contracts, collective bargaining agreements, and all compensation plans, agreements, programs, practices, commitments or other arrangements of any type, including bonus, profit sharing, incentive compensation, pension and retirement agreements respecting or affecting any employees of RFM; and (ii) all insurance, health, medical, hospitalization, dependent care, severance, fringe or other employee benefit plans, agreements, programs, practices, commitments or other arrangements of any type in effect for employees of RFM; provided, however, that clauses (i) and (ii) hereof shall be deemed inapplicable to any employee benefit plan which is required to be listed in Schedule 3.26 to the Disclosure Letter. Schedule 3.21 to the Disclosure Letter includes a list of all employees of RFM. RFM has been and is in compliance with the terms of, and any laws or regulations applicable to, all such plans, agreements, practices, commitments or programs.

     3.22 POWERS OF ATTORNEY AND SURETYSHIPS.  Except as shown on Schedule
3.22 to the Disclosure Letter, RFM does not have any power of attorney outstanding (other than a power of attorney issued in the ordinary course of business with respect to tax matters or to customs agents and customs brokers), and, except for obligations as an endorser of negotiable instruments incurred in the ordinary course of business, RFM does not have any obligations or liabilities (absolute or contingent) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise respecting the obligation of any other person.

     3.23 MINUTES AND STOCK RECORDS. Seller has caused Buyer to be given access to complete and correct copies of the minute books and stock records of RFM. Such items contain a complete and correct record in all material respects of all proceedings and actions taken at all meetings of, and all actions taken by written consent by, the holders of capital stock of RFM and its Board of Directors, and all original issuances and subsequent transfers and repurchases of its capital stock.

     3.24 GOVERNMENTAL CONSENTS. Schedule 3.24 to the Disclosure Letter comprises a complete and correct list of all consents, approvals, orders and authorizations from, and all registrations, qualifications, designations, declarations and rulings with, any United States federal, state or local governmental authority, required by or with respect to RFM in connection with the consummation of the transactions contemplated by this Agreement or, to the extent not listed in Schedule 3.6 to the Disclosure Letter, necessary to enable RFM to conduct its business as it was conducted immediately before the Closing.

     3.25 PRODUCT WARRANTIES. Attached to Schedule 3.25 to the Disclosure Letter are copies of the standard forms of agreements containing warranties or guarantees relating to the products of RFM. While specific agreements may vary these terms, no agreement to which RFM is a party provides any warranty for a period longer than 18 months from the date of the agreement. With respect to RFM's fiscal years ended December 31, 1994 and 1995 warranty expense during the year was not material, excluding warranty expense relating to products sold to Seller. The February Balance sheet contains a $10,000 reserve for warranty liability.

     3.26 COMPLIANCE WITH ERISA.

          Schedule 3.26 to the Disclosure Letter comprises a complete and correct list of all "employee pension benefit plans" and all "employee welfare benefit plans" (within the meaning of ERISA) ("Plans") of RFM or in which any of its employees participate. Except as indicated on Schedule 3.26, each such Plan intended to qualify under Section 401(a) or Section 501(c)(9) of the Code has received a favorable determination letter as to its qualification and has been administered in compliance with ERISA and the Code and no fact or circumstance exists which would preclude continuing, good faith reliance on such determination letter or would adversely affect the qualified status of any such Plan. No fact or circumstance exists, including, without limitation, any "reportable event" (within the meaning of ERISA), in connection with any such Plan which might constitute grounds for termination of such Plan by the Pension Benefit Guaranty Corporation (the "PBGC") or of the appointment by a court of a trustee to administer such Plan. RFM has not incurred any liability to the PBGC (other than for payment of premiums which have been timely paid), and RFM has complied in full with the minimum funding requirements and in all material respects with the reporting, disclosure and fiduciary requirements of ERISA and the Code.

     3.27 LABOR MATTERS. Except to the extent set forth in Schedule 3.27 to the Disclosure Letter: (i) RFM is and has been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination, occupational safety and health, and unfair labor practices; (ii) there is no unfair labor practice complaint against RFM pending or, to the knowledge of Seller, threatened before the National Labor Relations Board, Office of Federal Contract Compliance Programs, or any comparable state, local or foreign agency; (iii) there is no labor strike, dispute, slowdown or stoppage actually pending, or, to the knowledge of Seller, threatened against or directly affecting RFM,
(iv) no grievance or arbitration proceeding is pending and, to the knowledge of Seller, no claims therefor exist; (v) no agreement which is binding on RFM restricts RFM from relocating or closing any of its operations; (vi) RFM has not experienced any material work stoppage in the last eighteen (18) months;
(vii) RFM is not delinquent in payments to any of the employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees; or (viii) to the knowledge of Seller, upon termination of the employment of any of the employees of RFM before or after the Closing Date, neither Seller, RFM nor Buyer will be liable to such employee for severance pay. RFM is not a party to or bound by any collective bargaining agreements.


     3.28 HAZARDOUS MATERIALS. Except as set forth in Schedule 3.28 to the Disclosure Letter:

               (i) RFM has not caused, and is not causing or threatening to cause, any disposals or releases of any Hazardous Material on or under any properties which it (A) leases, occupies or operates or (B) previously owned, leased, occupied or operated and to the knowledge of Seller no such disposals or releases occurred prior to RFM having taken title to, or possession or operation of, any of such properties; and no such disposals or releases are migrating or have migrated off of such properties in subsurface soils, groundwater or surface waters after RFM has taken title to, or possession or operation of any such properties and, to the knowledge of Seller, no such disposals or releases are migrating or have migrated off of such properties in subsurface soils, groundwater or surface water prior to such time;

               (ii) RFM has neither (A) arranged for the disposal or treatment of Hazardous Material at any facility owned or operated by another person, or (B) accepted any Hazardous Material for transport to disposal or treatment facilities or other sites selected by RFM from which facilities or sites there has been a release or there is a release or threatened release of a Hazardous Material; any facility identified in Schedule 3.28 to the Disclosure Letter under
     (A) above was duly licensed in accordance with law and has not been listed in connection with the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) by the United States Environmental Protection Agency's Comprehensive Environmental Response, Compensation, and Liability Information System (CERCLIS) or National Priorities List (NPL) or any equivalent or like listing of sites under state or local law (whether for potential releases of substances listed in CERCLA or other substances).

               (iii) Seller has no actual knowledge of, or any reason to believe or suspect that, any release or threatened release of any Hazardous Material originating from a property other than those leased or operated by RFM has come to be (or may come to be) located on or under properties leased, occupied or operated by RFM;

               (iv) RFM has never installed, used, buried or removed any surface impoundment or underground tank or vessel on properties owned, leased, occupied or operated by RFM;

               (v) RFM is and has been in compliance in all material respects for the last three years with all federal, state, local or foreign laws, ordinances, regulations, permits, approvals and authorizations relating to air, water, industrial hygiene and worker health and safety, anti-pollution, hazardous or toxic wastes, materials or substances, pollutants or contaminants, and no condition exists on any of the real property owned by or used in the business of RFM that would constitute a material violation of any such law or that constitutes or threatens to constitute a public or private nuisance; and

               (vi) There has been no litigation, administrative proceedings or investigations or any other actions, claims, demands notices of potential responsibility or requests for information brought or, to the knowledge of Seller, threatened against RFM or any settlement reached by any of them, with, any person or persons alleging the presence, disposal, release or threatened release of any Hazardous Material on, from or under any of such properties or as otherwise relating to potential environmental liabilities.

     3.29 BACKLOG. Schedule 3.29 to the Disclosure Letter contains a list of all orders outstanding at the date of the February Balance Sheet, identifying for each such order the customer, product, price, deposit, required and expected delivery dates.

     3.30 BROKERS AND FINDERS. Except as disclosed on Schedule 3.30 to the Disclosure Letter, neither Seller nor RFM has retained any broker or finder in connection with the transactions contemplated by this Agreement.

     3.31 PROPERTY TAXES. Schedule 3.31 to the Disclosure Letter constitutes a true and complete list of all real property and personal property tax bills pertaining to any property owned or used by RFM for the current and two prior property tax years and indicates whether or not Seller or RFM is aware of any proposal by any taxing authority to change the assessed values or assessment rate reflected in such bills.

     3.32 ACCURACY OF DOCUMENTS AND INFORMATION. Neither the representations or warranties made by Seller in this Agreement, nor those contained in any document, written information, financial statement, other statement, certificate, schedule or exhibit furnished or to be furnished (or caused to be furnished) by Seller to Buyer pursuant to this Agreement taken as a whole, contain or will contain any untrue statement of a material fact, or omit or will omit a material fact necessary to make the statements or facts contained herein or therein not misleading. Seller is not aware of any fact which Seller currently and reasonably believes has or will have a material and adverse effect upon the financial position, results of operations or business of RFM which has not been disclosed to Buyer other than generally known facts or conditions affecting RFM's industry generally.

     3.33 COLLAPSIBLE CORPORATION; PARACHUTE PAYMENTS. No election has been made to treat RFM as a "consenting corporation" under Section 341(f) of the Code, and RFM is not a party to any written or oral, formal or informal, agreement or contract with a "disqualified individual" (as defined in Section 280G(c) of the Code) which could result in a disallowance of the deduction for any "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) under Section 280G of the Code.

     3.34 COMMITMENTS. Attached as Schedule 3.34 to the Disclosure Letter is a list of all outstanding commitments of RFM to purchase any materials, equipment or other goods as of the date hereof, other than commitments assumed by Seller pursuant to the Assignment and

Assumption Agreement. Seller represents that the disclosed commitments are for materials, equipment or other goods necessary to execute the backlog of contracts disclosed in Schedule 3.29.

     3.35 LIABILITIES TO GOVERNMENT AGENCIES. There are no liabilities to any agency of the Federal Government in connection with sales by RFM as may result from audits or investigations of the DCAA, GSA, OFCCP, Inspector General or similar investigative body.

                            ARTICLE 4

             REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     4.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

     4.2 COMPLIANCE WITH LAW AND OTHER INSTRUMENTS. Neither the execution and delivery of this Agreement by Buyer, nor the performance by Buyer of its obligations under this Agreement, will violate any provision of any United States federal, state or local statute, law, ordinance, rule or regulation or any decree or order of any governmental body thereof or will conflict with, result in the breach of any of the terms or conditions of, constitute a default under, any charter document of Buyer, or any agreement, indenture, mortgage, lease, franchise, license, permit, authorization or other instrument of any kind to which Buyer is a party or by which Buyer or any of the property or assets of Buyer is bound.

     4.3 AUTHORIZATION. Buyer has duly and validly executed and delivered this Agreement and this Agreement constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

     4.4 INVESTMENT PURPOSE. Buyer is purchasing the Shares for investment only and not with a view to resale in connection with any distribution of the Shares, except in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and all other applicable securities laws. Buyer is an "accredited investor" within the meaning of Regulation D under the Securities Act.

     4.5 BROKERS AND FINDERS. Except as disclosed on Schedule 4.5 to the Disclosure Letter, Buyer has not retained any broker or finder in connection with the transaction contemplated by this Agreement.

                            ARTICLE 5

             CONDITIONS TO THE OBLIGATIONS OF BUYER

     The obligations of Buyer under this Agreement are subject to the fulfillment, at or before the Closing, of each and every one of the following conditions, any one or more of which may be waived by Buyer. In the event that one or more of the following conditions is not fulfilled by the Closing Date, Buyer may at its option delay the Closing Date for a period of not more than 60 days to permit such condition or conditions to be satisfied.

     5.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties of Seller contained in this Agreement shall be deemed to have been made again at and as of the Closing with respect to the state of facts then existing, and shall then be true and correct in all material respects (without regard to the revised schedules delivered pursuant to Section 5.14), except that if a representation is already limited to matters characterized as "material", it shall be correct in all respects.

     5.2 PERFORMANCE OF COVENANTS. All of the covenants required to be performed by Seller at or before the Closing pursuant to the terms of this Agreement shall have been duly performed.

     5.3 CERTIFICATE. Buyer shall have received a certificate signed by Seller to the effect that the conditions set forth in Sections 5.1 and 5.2 have been satisfied.

     5.4 OPINION OF COUNSEL. Buyer shall have received the opinion of Stradling, Yocca, Carlson & Rauth, counsel to Seller and RFM, in form and substance satisfactory to Buyer, dated as of the Closing Date, setting forth the conclusions contained in Exhibit 5.4 to the Disclosure Letter.

     5.5 RESIGNATIONS OF DIRECTORS AND OFFICERS. All directors and officers of RFM from whom Buyer requests resignations shall have submitted their written resignations to RFM.

     5.6 CONSENTS. Buyer shall have received, in writing and in form and substance reasonably acceptable to Buyer, all necessary consents, approvals and waivers with respect to the consummation of the transactions contemplated by this Agreement indicated or required to be indicated on Schedules 3.6 and
3.24 to the Disclosure Letter.

     5.7 GOOD STANDING CERTIFICATES. Seller shall have caused to be furnished to Buyer good standing certificates and tax good standing certificates from the jurisdictions in which RFM is qualified to conduct business, dated after February 29, 1996.

     5.8 ASSIGNMENT AND ASSUMPTION AGREEMENT. Seller and RFM shall have entered into an Assignment and Assumption Agreement substantially in the form of Exhibit 5.8 to the Disclosure Letter.

     5.9 NO MATERIAL ADVERSE CHANGES. There shall have been no material adverse changes in RFM's financial condition, business, assets or liabilities (actual or contingent) from the date of this Agreement through Closing.

     5.10 DEVELOPMENT AGREEMENT. RFM and Buyer shall have executed the Development Agreement.

     5.11 TRANSFER OF SHARES. Seller and RFM shall have delivered to Buyer certificates representing the Shares free of any liens or encumbrances and shall have executed, acknowledged and delivered any assignments, assurances, documents and instruments of transfer reasonably requested by Buyer, and shall have taken any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer prior to the Closing Date, for the purpose of assigning and transferring the Shares to Buyer at the Closing.

     5.12 DELIVERY OF AUDITED FINANCIALS. There shall have been delivered to Buyer the Audited Financials on or before April 25, 1996.

     5.13 REVISED SCHEDULES. There shall have been delivered to Buyer, if necessary, revised schedules to the representations in Article 3 on or before April 25, 1996. The liability and obligations of Seller under Article 10 below with respect to the representations and warranties in Article 3 shall be based on the representations and warranties in Article 3 as qualified by the revised schedules.

     5.14 EMPLOYMENT AGREEMENTS. Ara Sagerian, Dwayne Junker, Konrad Andersen and Behzad Ziai shall each have entered into two-year employment agreements with Buyer in a form acceptable to Buyer.

     5.15 NON-COMPETITION AGREEMENT. Seller shall have entered into a Non-Competition Agreement in the form of Exhibit 5.15 to the Disclosure Letter.

                            ARTICLE 6

             CONDITIONS TO THE OBLIGATIONS OF SELLER

     The obligations of Seller under this Agreement are subject to the fulfillment, at or before the Closing, of each and every one of the following conditions, any one or more of which may be waived by Seller. In the event that one or more of the following conditions is not fulfilled by the Closing Date, Seller may at its option delay the Closing Date for a period of not more than 60 days to permit such condition or conditions to be satisfied.

     6.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties of Buyer contained in this Agreement shall be deemed to have been made again at and as of the Closing with respect to the state of affairs then existing, and shall then be true in all material respects.

     6.2 PERFORMANCE OF COVENANTS. All of the covenants required to be performed by Buyer at or before the Closing pursuant to the terms of this Agreement shall have been duly performed.

     6.3 CERTIFICATE. At the Closing, Seller shall have received a certificate signed on behalf of Buyer to the effect that the conditions set forth in Sections 6.1 and 6.2 have been satisfied.

     6.4 OPINION OF COUNSEL. Seller shall have received an opinion of Heller Ehrman White & McAuliffe, Counsel to Buyer, in form and substance satisfactory to Seller, dated as of the Closing Date, setting forth the conclusions contained in Exhibit 6.4 to the Disclosure Letter.

     6.5 CONSENTS. Seller shall have received all necessary consents, approvals and waivers with respect to the consummation of the transactions contemplated by this Agreement indicated on Schedules 3.6 and 3.24 to the Disclosure Letter.

     6.6 IDENTIFICATION OF CERTAIN EMPLOYEES. Buyer shall have identified on or before April 15, 1996, from among the salaried personnel listed in
Schedule 3.21 to the Disclosure Letter not more than five persons who Buyer desires not be employed by RFM on the Closing Date.

     6.7 DEVELOPMENT AGREEMENT. RFM and Buyer shall have executed the Development Agreement.

     6.8 DELIVERY OF AUDITED FINANCIALS. There shall have been delivered to Seller the Audited Financials on or before April 25, 1996.

                            ARTICLE 7

                       COVENANTS OF SELLER

     7.1 AUDITED FINANCIALS. Seller shall cause RFM to prepare, and shall cooperate with Ernst & Young such that Ernst & Young will be able to deliver to Buyer, the Audited Financials on or before April 25, 1996.

     7.2 ACCESS TO PROPERTIES AND RECORDS. Subject to Section 9.2, throughout the period between the date of this Agreement and the Closing, Seller shall cause RFM to give Buyer and its authorized officers, employees, attorneys, and independent public accountants and other representatives reasonable access to information and documents relating to this Agreement, the Prior Years Financials, the February Financials, the Audited Financials, and the transactions contemplated by this Agreement. No investigation by Buyer or its representatives made before or after the date of this Agreement shall affect the representations or warranties of Seller contained in this Agreement, and all such representations and warranties shall survive any such investigation. If Buyer discovers before the Closing that a representation or warranty of Seller contained in Section 3 of this Agreement is materially incorrect, Buyer shall notify Seller within five (5) business days of such incorrect representation or warranty; provided, however, that failure of Buyer to so notify Seller shall not affect the rights or remedies of Buyer hereunder.

     7.3 CONDUCT OF BUSINESS PRIOR TO CLOSING. Concurrently herewith the parties shall enter into a management agreement in the form of Exhibit 7.3 to the Disclosure Letter, which provides that Buyer shall assume the general management of the business and operations of RFM. The parties agree that, after the date of this Agreement and before the Closing, except as otherwise permitted, required or contemplated by this Agreement or expressly mutually agreed, the business of RFM shall be conducted in the ordinary course consistent with prior practices and in a prudent, businesslike fashion. Without limiting in any way the generality of the foregoing and except as so permitted, required or contemplated, none of the following actions shall be taken without the mutual agreement of Buyer and Seller, which agreement shall not be unreasonably withheld:

               (i) merge with or into or consolidate with any other corporation;

               (ii)   amend its Articles of Incorporation or By-laws;

               (iii) with respect to executive management and employees not covered by collective bargaining agreements, change its benefit structures or salary rates (other than normal merit increases or promotions) or enter into or materially modify any employment contracts or severance arrangements, or enter into collective bargaining or similar agreements;

               (iv)   make any change in its authorized or
     outstanding capital stock or otherwise in its capital structure;

               (v) incur any indebtedness for borrowed money except under RFM's line of credit with Union Bank or pursuant to Section 7.11 hereof;

               (vi) issue or deliver any stock, bonds or other securities or debt instruments, or any options, warrants or other rights calling for the issuance or delivery thereof;

               (vii) declare or make, or agree to declare or make, any payment or dividends or distributions, other than as contemplated by this Agreement, or purchase or redeem, or agree to purchase or redeem, any of its capital stock or other securities;

               (viii) enter into any transactions other than in the ordinary course of business (including any capital expenditure in an amount greater than $10,000 in the aggregate);

               (ix) terminate or amend any material contract, agreement, license or other instrument to which RFM is a party or by which any of RFM or any of its assets are bound, except agreements which by their terms are terminable in the ordinary course of business, or

               (x) enter into any contract or commitment in the ordinary course of business which involves more than $50,000 or has a duration longer than one year.

     Neither party shall change or permit to be changed in any material respect the accounting or valuation practices applicable to the assets or businesses of RFM.

     7.4 NOTICE OF EVENTS. Throughout the period between the date of this Agreement and the Closing, Seller shall promptly advise Buyer in writing of any and all material events and developments concerning the financial position, assets, liabilities, results of operations or business of RFM or any of the items or matters covered by Seller's representations and warranties contained in this Agreement.

     7.5 EMPLOYEE STOCK OPTIONS. Schedule 7.5 to the Disclosure Letter contains a list of all RFM employees who hold options to purchase stock of Seller and describing the number of options held and the exercise prices of such options. With respect to all employees listed on Schedule 7.5 to the Disclosure Letter whose options are in the money at the date of this Agreement or on or prior to April 25, 1996, Seller shall, by appropriate corporate action, have caused all such options to be accelerated so as to become exercisable in full.

     7.6 RFM WORK FOR SELLER. After the Closing the only commitment of RFM to Seller shall be the performance of RFM's obligations under the Development Agreement.

     7.7 COOPERATION. Seller shall cooperate, and cause the appropriate parties to cooperate, with Buyer in preparing and making all filings or submissions to governmental agencies required in connection with the transactions contemplated by this Agreement. Seller, at any time before or after the Closing, shall execute, acknowledge and deliver any further assignments, assurances, documents and instruments of transfer reasonably requested by Buyer, and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer, for the purpose of assigning and transferring and delivering the Shares to Buyer.

     7.8 EMPLOYEES. Seller shall use reasonable best efforts to assist Buyer in retaining the continued services of RFM's key employees. Seller shall cause all employees identified by Buyer to Seller as contemplated by
Section 6.6 not to be employed by RFM on the Closing Date. Seller shall be responsible for any severance paid to such employees.

     7.9 BEST EFFORTS TO CLOSE. Seller shall use, and shall cause RFM to use, their respective reasonable best efforts to fulfill the conditions set forth in Article 5 of this Agreement over which they have control or influence, and to complete the transactions contemplated by this Agreement.

     7.10 TRANSFER OF CERTAIN ATM BUSINESS. All RFM assets and liabilities recorded in Seller's general ledger located in Irvine, California will be transferred to RFM's general ledger located in San Diego, California effective March 31, 1996 and will be included in the Audited Financial Statements. All of Seller's employees located in San Diego shall be transferred to RFM's payroll records effective April 1, 1996 and the related payroll and other liabilities shall be transferred effective March 31, 1996 and shall be included in the Audited Financial Statements. Such employees shall be considered employees of RFM for all purposes of this Agreement.

     7.11 SELLER LOANS. To the extent reasonably necessary to finance the business and operation of RFM in accordance with historic practice for financing such operations, from April 1, 1996 through the Closing, Seller agrees to loan funds to RFM from time to time which, unless Seller otherwise agrees, will not exceed $250,000. All such funds loaned by Seller to

RFM shall bear interest at the rate charged Seller by its primary lender. All such financing activities shall be recorded in a separate intercompany account. At Closing, Seller shall provide Buyer with evidence of such transfers in the form of bank wire transfer receipts. Buyer shall reimburse Seller for such amounts, including principle and interest, at Closing.

                            ARTICLE 8

                       COVENANTS OF BUYER

     8.1 COOPERATION IN FILINGS. Buyer shall cooperate with Seller and RFM in preparing and making all filings or submissions to governmental agencies required in connection with the transactions contemplated by this Agreement.

     8.2 EMPLOYEE BENEFITS. With respect to the employees of RFM at the Closing Date, Buyer shall continue coverage of such employees under employee benefit plans of RFM as they exist at the Closing Date or shall include such employees under benefit plans of Buyer. Such employees who become covered under Buyer's plans shall receive credit for length of service for the period of their continuous service as employees of RFM or of Seller.

     8.3 WARRANTY REPAIRS. Buyer shall cause RFM after Closing to perform warranty repairs and service with respect to products of RFM sold prior to the Closing Date in accordance with the warranty obligations of RFM disclosed in writing to the Buyer, the costs of which shall be borne by Seller. On a monthly basis, Buyer shall invoice Seller for the burdened time and materials charges incurred in performing such work, which Seller shall pay within 60 days.

     8.4 BEST EFFORTS TO CLOSE. Buyer shall use its best efforts to fulfill all of the conditions set forth in Article 6 of this Agreement over which it has control or influence, and to complete the transactions contemplated by this Agreement.

     8.5 COLLECTION OF EXCLUDED RECEIVABLES. Buyer shall use reasonable efforts to assist Seller in collecting the Excluded Receivables. All payments received by Buyer related to the

Excluded Receivables shall be promptly remitted to the Seller. Seller shall promptly reimburse Buyer for all reasonable out-of-pocket expenses incurred in collecting Excluded Receivables.

                            ARTICLE 9

                  COVENANTS OF SELLER AND BUYER

     9.1  TAX MATTERS.

          9.1.1 TAX ELECTIONS. At the request of Buyer, Seller shall make a joint election with the Buyer under Section 338(h)(10) of the Code with respect to the purchase of the Shares and under any similar provisions of state law. Seller represents that its sale of the Shares is eligible for, and Buyer represents that it is qualified to make, such election. If the election is made, Seller and Buyer shall within 30 days after the Closing Date exchange completed and executed copies of Internal Revenue Service Form 8023-A, required schedules thereto, and any similar state forms. If any changes are required in these forms as a result of information that is first available after the Closing Date, the parties will promptly agree on such changes. If such election is made, Seller and Buyer will negotiate in good faith, and agree to, an allocation of a portion of the Purchase Price among the assets of RFM that are deemed to have been acquired pursuant to Section 338(h)(10) of the Code or state law equivalent. Seller and Buyer shall use the asset values determined from such allocation for purposes of all tax reports and returns, including Internal Revenue Service Form 8594 or any equivalent statement.

          9.1.2 TAX RETURN. If RFM is part of a consolidated group with STM for purposes of filing tax returns, STM shall include in those returns the items of income, deductions, gain, loss and credit of RFM for the period from January 1, 1996 through March 31, 1996.

     9.2 INSURANCE. After Closing, Buyer may elect to have RFM included as an insured on various insurance policies of Buyer. For up to one year after Closing and provided coverage is available, Buyer may elect to have RFM continue to be insured under insurance policies existing at Closing, provided, however, that RFM shall bear its proportionate cost of continuing to be covered under such existing insurance policies as well as any increases in premiums directly relating to RFM and not Seller. To the extent that Seller is financially responsible for liabilities of RFM after the Closing with respect to facts and circumstances occurring prior to Closing, Seller shall maintain appropriate insurance coverages with respect to such liabilities and name RFM as a co-insured. Either party may request from the other certificates of insurance with respect to the coverage of RFM.

     9.3 PRESS RELEASES. Except as otherwise required by applicable law, neither party hereto, nor any of its Affiliates, shall issue any press release, make any public announcement or otherwise release any information publicly regarding this transaction, without the consent of the other party. Buyer and Seller shall give each other the right to review and comment upon each other's press release relating to this Agreement prior to issuance of such press releases.

     9.4 CONFIDENTIAL INFORMATION. Except as otherwise required by applicable law, Buyer will not disclose (other than to its attorneys, accountants, advisors or prospective investors, who are themselves required to keep such information confidential) prior to the Closing (or ever, if the Closing does not occur) to any other party any data, information or documents obtained from Seller or RFM or from any director, officer, employee or agent of Seller or RFM or any data or documents prepared on the basis of such data, information or documents except in each case for any data, information or document which: (i) was or is in the public domain; (ii) was known to Buyer prior to its disclosure by Seller or RFM; or (iii) is disclosed to Buyer by a third party that is not an agent of Seller or RFM or otherwise bound by a confidentiality obligation.

                           ARTICLE 10

                         INDEMNIFICATION

     10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except with regard to Sections 3.9 (relating to taxes), 3.28 (relating to Hazardous Materials) and
3.35 (relating to liabilities to governmental agencies) of this Agreement, all representations and warranties contained in this Agreement, including those contained in the exhibits, schedules and other documents delivered pursuant to this Agreement, shall survive the Closing and shall remain in full force and effect until April 30, 1997. All covenants contained in this Agreement likewise shall survive the Closing but shall not be subject to the limitation on survival set forth in the preceding sentence. Representations and warranties made in Section 3.9 of this Agreement shall survive until the third anniversary of the filing by Seller or RFM of U.S. federal income tax returns reporting income, deductions, gains, losses and credits of RFM for the period January 1, 1996 to the Closing Date. Representations and warranties made in Sections 3.28 and 3.35 of this Agreement shall survive for three years from the Closing Date. So long as a claim arising out of a breach of a representation or warranty is made prior to the expiration of such representation or warranty indemnification may be had (subject to the other provisions of this Article) notwithstanding that the scope of loss may not be determined, remedial work completed or claim otherwise resolved prior to such expiration.

     10.2 INDEMNITY. Each party hereto (the "Indemnifying Party") shall indemnify and hold the other party hereto (the "Indemnified Party") harmless to the extent provided in this Article 10 from and against any and all losses, liabilities, claims, disputes, proceedings, demands, judgments, settlements, costs and expenses of any nature whatsoever (including reasonable fees and disbursements of attorneys, accountants, or other professional advisors relating to investigation, prosecution, negotiation, defense, settlement, or appeal) (the foregoing referred to individually as a "Loss" and collectively as "Losses") resulting from or arising out of (i) any breach of any representation or warranty of the Indemnifying Party contained in this Agreement or in any schedule, exhibit, certificate, document or other item delivered to the Indemnified Party or its representatives in connection with this Agreement (subject to Section 5.13) or (ii) the nonperformance, partial or total, of any covenant of the Indemnifying Party contained in this Agreement. In connection with any litigation with respect to this Agreement, it is expressly understood and agreed that any diminution in the value of RFM's business being acquired hereunder, by reason of any of the foregoing, shall be deemed a "Loss" to Buyer for purposes of this indemnity. Without limiting the foregoing, Seller's indemnification liabilities arising from Section 3.9 of this Agreement shall include Losses consisting of all taxes of any nature whatsoever, and all fees, additions to tax, penalties, interest and other governmental charges of any nature whatsoever related thereto, that RFM or Buyer may be required to pay after the Closing with respect to the operations of RFM or Buyer before the Closing Date other than those accrued in the Audited Balance Sheet and all other Losses relating to the investigation, prosecution, negotiation with applicable tax authorities, defense, settlement, or appeal of any claim, dispute or proceeding relating to any such taxes. The indemnification provided hereunder is an after-tax indemnity for after-tax losses, taking into account whether or not any item indemnified against is deductible for tax purposes when paid or accrued by Buyer or RFM and whether or not any receipt of indemnity payments hereunder is taxable to Buyer.

     10.3 LIMITATIONS ON LOSSES. Except with respect to liabilities arising from Section 3.9 of this Agreement, Seller shall not be required to indemnify Buyer under Section 10.2 unless the aggregate amount of all Losses subject to the limitation in this Section 10.3 for which indemnity is due exceeds $100,000, in which case Seller shall be responsible for the indemnifiable amount to the extent that it exceeds $100,000. All liabilities arising from any breach of Section 3.9 of this Agreement shall be the responsibility of the Seller regardless of amount. The aggregate liability of Seller under Article 10 shall not exceed $1,000,000 plus the purchase price paid by Buyer to Seller for the Shares.

     10.4 NOTICE OF CLAIMS; PROCEDURES. If an Indemnified Party makes any claim against an Indemnifying Party for indemnification, such claim shall be in writing and shall state in general terms the facts upon which the Indemnified Party makes such claim. In the event of any claim or demand asserted against the Indemnified Party by a third party upon which the Indemnified Party may claim indemnification, the Indemnifying Party shall give written notice to the Indemnified Party within 15 days after receipt of notice from the Indemnified Party indicating whether the Indemnifying Party intends to assume the defense of such claim or demand. Notwithstanding such assumption, the Indemnified Party shall have the right to participate in such defense, by written notice given to the Indemnifying Party within 15 days from the date of the Indemnifying Party's notice, provided that such participation shall be at the expense of the Indemnified Party unless there is a conflict of interest between the Indemnified Party and the Indemnifying Party in which case the cost of such participation (including attorneys fees
for counsel selected   by the Indemnified Party) shall be reimbursed by the
Indemnifying Party. If the Indemnifying Party assumes the defense and the Indemnified Party does not participate, the Indemnifying Party shall have the right fully to control and to settle the proceeding. If the Indemnified Party elects to participate in such defense, the parties shall cooperate in the defense of the proceeding, and shall not settle the same without the consent of each, which consent shall not be unreasonably withheld. If the Indemnifying Party elects not to assume the defense, the Indemnified Party shall have the right to do so (at the expense of the Indemnifying Party), and may settle the same without the consent of the Indemnifying Party.

                           ARTICLE 11

                          MISCELLANEOUS

      11.1 EXPENSES. Each party to this Agreement shall pay (or cause an Affiliate to pay) its and its Affiliates' own costs and expenses (including all legal, accounting, broker, finder and investment banker fees) relating to this Agreement, the negotiations leading up to this Agreement and the transactions contemplated by this Agreement; provided, however, that Buyer shall share bear the costs of Ernst & Young LLP in connection with the Audited Financials.

     11.2 AMENDMENT. This Agreement shall not be amended except by a writing duly executed by Buyer and Seller.

     11.3 ENTIRE AGREEMENT. This Agreement, including the exhibits, schedules and other documents delivered pursuant to this Agreement, contains all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting the subject matter.

     11.4 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, excluding any laws which direct the application of another jurisdiction's laws.

     11.5 HEADINGS. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

     11.6 MUTUAL CONTRIBUTION. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that party drafted the provision or caused it to be drafted.

     11.7 NOTICES. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery, if delivered to the persons identified below or via fax with confirmation, or three days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

          IF TO BUYER:

               Ronald Ragland
               Remec, Inc.
               9404 Chesapeake Drive
               San Diego, California  92123
               Fax:  (619) 560-4512


               WITH A COPY TO:

                    Victor A. Hebert
                    Heller, Ehrman, White & McAuliffe
                    333 Bush Street, 31st Floor
                    San Francisco, California  94104
                    Fax:  (415) 772-6268


          IF TO SELLER:

               STM Wireless Inc.
               One Mauchly Avenue
               Irvine, California  92718
               Fax:  (714) 753-0808
               Attn:  Emil Youssefzadeh


               WITH A COPY TO:

                    Stradling, Yocca, Carlson & Rauth
                    660 Newport Center Drive
                    Suite 1600
                    Newport Beach, California 92660-6441
                    Fax:  (714) 725-4100

Such persons and addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section.

     11.8 WAIVER. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

     11.9 BINDING EFFECT; ASSIGNMENT. The parties agree that this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of all other parties to this Agreement, which they may withhold in their absolute discretion; provided, however, that, without such consent, Buyer may assign all or any portion of its rights, obligations or liabilities under this Agreement to an affiliate of Buyer, which assignment shall not relieve Buyer of its obligations or liabilities hereunder.

     11.10 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall confer any rights upon any person or entity which is not a party or an assignee of a party to this Agreement.

     11.11 COUNTERPARTS. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument. All counterparts shall be deemed an original of this Agreement.

     11.12 FURTHER ASSURANCES. After the Closing the parties to this Agreement shall take such further actions as they agree may be reasonably necessary to carry out the transactions contemplated by this Agreement.

     11.13 KNOWLEDGE. If a representation and warranty of Seller refers to the knowledge of Seller, the knowledge of Seller includes the knowledge of Seller and RFM.

     11.14     TERMINATION.

          11.14.1 MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Closing by means of the written consent of Buyer and Seller.

          11.14.2 FAILURE TO SATISFY CONDITIONS NOT WAIVED. This Agreement may be terminated by Buyer alone if there is a failure to satisfy a condition set forth in Article 5 which condition is not waived, and by Seller alone if there is a failure to satisfy a condition set forth in Article 6 which condition is not waived.

          11.14.3 CLOSING HAS NOT OCCURRED. This Agreement may be terminated by Buyer alone or Seller alone, by written notice, if the Closing shall not have taken place by June 30, 1996.

     11.15 ARBITRATION AND PROCEDURE. All disputes arising out of or related to this Agreement shall, at the option of either Buyer or Seller, be resolved by and through an arbitration proceeding to be conducted under the auspices of and in accordance with the commercial arbitration rules of the American Arbitration Association. Both the foregoing agreement of Buyer and Seller to arbitrate any and all such claims, and the results, determination, findings, judgment and/or award rendered through such arbitration, shall be final and binding upon each of Buyer and Seller. Such arbitration may be initiated by written notice from either Buyer or Seller to the other. The arbitration shall be conducted by a panel of three arbitrators. Each of Buyer and Seller shall select one arbitrator from a list of arbitrators provided by the organization sponsoring the arbitration, and the two arbitrators so selected shall appoint the third arbitrator from such list. The costs of such arbitrators and the arbitration shall be borne equally by Buyer and Seller. Each of Buyer and Seller shall bear separately the cost of their respective attorneys, witnesses and experts in connection with such arbitration. Time is of the essence to this arbitration procedure, and the arbitrators shall be instructed to render their decision within 30 days of completion of the arbitration unless emergency injunctive relief is sought in which case they shall be instructed to render their decision immediately.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                              STM WIRELESS INC.,
                              a Delaware corporation



                              By:    /S/ FRANK T. CONNORS
                                 -----------------------------------------------
                                  Name:     Frank T. Connors
                                  Title:    Executive Vice President


                              REMEC, INC.,
                              a California corporation




                              By:    /S/ RONALD E. RAGLAND
                                 -----------------------------------------------
                                  Name:     Ronald E. Ragland
                                  Title:    Chairman and Chief Executive Officer